Exhibit 4.20

[FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (the “Depository”) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depository and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

CREDIT SUISSE FIRST BOSTON (USA), INC.

7 1/8% Note due July 15, 2032

REGISTERED

CUSIP: 22541L AE 3

ISIN: US22541LAE39

Common Code: 015171740

No.                                    PRINCIPAL AMOUNT: $

CREDIT SUISSE FIRST BOSTON (USA), INC., a Delaware corporation (the ‘“Company’’, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company in New York, New York, the principal sum of $      on July 15, 2032, in the coin or currency of the United States, and to pay interest, semi-annually on January 15 and July 15 of each year, commencing January 15, 2003 on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note, from January 15 or July 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless the date hereof is a date to which interest has been paid or duly provided for, in which case from the date of this Note or unless no interest has been paid or duly provided for on these Notes, in which case from July 19, 2002, until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register or by wire transfer as provided in the Indenture. Notwithstanding the foregoing, if the date hereof is after January 1 or July 1, as the case may be, and before the following January 15 or July 15, this Note shall bear interest from such January 15 or July 15; provided, that if the Company shall default in the payment of interest due on such January 15 or July 15, then this Note shall bear interest from the next preceding July 15 or January 15, to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for on these Notes, from July 19, 2002. The interest so payable on any January 15 or July 15 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on January l or July 1, as the case may be, next preceding such January 15 or July 15, whether or not such day is a Business Day.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Credit Suisse First Boston (USA), Inc. has caused this Note to be duly executed under its corporate seal.

CREDIT SUISSE FIRST BOSTON (USA), INC.

By:
Name: Title:

By:
Name: Title:

Attest:

By:
Name: Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

JPMORGAN CHASE BANK, as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

CREDIT SUISSE FIRST BOSTON (USA), INC.

7 1/8% Note due July 15, 2032

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to a senior indenture dated as of June 1, 2001 (herein called the “Indenture”), duly executed and delivered by the Company to JPMorgan Chase Bank, as trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Note is one of a series designated as the 7 1/8% Notes due July 15, 2032 of the Company.

Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue Principal and, to the extent lawful, on overdue installments of interest at the rate per annum borne by this Note. If a payment date is not a Business Day as defined in the Indenture at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

In case an Event of Default (as defined in the Indenture) with respect to the 7 1/8% Notes due July 15, 2032 shall have occurred and be continuing, the Principal hereof and the interest accrued hereon, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions which provide that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Securities of such series; provided that, without the consent of each Holder of the Securities of each series affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the rate of interest thereon

(including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the Principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Security of such series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of Principal of or interest on any Security of such Holder; or (iv) modify any of the provisions of the Indenture governing supplemental indentures with the consent of Securityholders except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

It is also provided in the Indenture that, subject to certain conditions, the Holders of at least a majority in principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the Principal as is then accelerable) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of Principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist; and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

The Indenture provides that a series of Securities may include one or more tranches (each a “tranche”) of Securities, including Securities issued in a Periodic Offering. The Securities of different tranches may have one or more different terms, including authentication dates and public offering prices, but all the Securities within each such tranche shall have identical terms, including authentication date and public offering price. Notwithstanding any other provision of the Indenture, subject to certain exceptions, with respect to sections of the Indenture concerning the execution, authentication and terms of the Securities, redemption of the Securities, Events of Default of the Securities, defeasance of the Securities and amendment of the Indenture, if any series of Securities includes more than one tranche, all provisions of such sections applicable to any series of Securities shall be deemed equally applicable to each tranche of any series of Securities in the same manner as though originally designated a series unless otherwise provided with respect to such series or tranche pursuant to a hoard resolution or a supplemental indenture establishing such series or tranche.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional. to pay the Principal of and any premium and interest on this Note in the manner, at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are issuable initially only in registered form without coupons in denominations of $1,000 or any integral multiple thereof at the office or agency of the Company in the Borough of Manhattan, The City of New York and in the manner and subject to the limitations provided in the Indenture.

Except as provided below, the Notes may not be redeemed prior to maturity.

(1) The Company may, at its option, redeem the Notes at any time, in whole or in part, at a redemption price equal to the greater of:

(a)	100% of the Principal of the Notes to be redeemed; and

(b)

the sum of the present value as of the redemption date of the remaining scheduled payments of Principal and interest on the Notes to be redeemed (not including any interest accrued to the date of redemption), discounted to the redemption date, on a semi-annual basis, at the “Reinvestment Rate” described below (determined on the third Business Day preceding the date on which the notice of redemption is given);

plus, in either of the above cases, accrued and unpaid interest on the Notes to be redeemed to but not inducting, the redemption date.

As used in this Note, the term “Reinvestment Rate” means 30 basis points plus the yield, under the heading which represents the average for the immediately preceding week appearing in the most recently published Statistical Release, for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes to be redeemed, as of the payment date of the Principal being redeemed. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Statistical Release published prior to the date of determination of the redemption price will be used for purposes of calculating the Reinvestment Rate.

As used in this Note, “Statistical Release” means statistical release designated “Statistical Release H.15(519), Selected Interest Rates” or any successor publication which is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities.”

The redemption price will be calculated by an independent investment banking institution of national standing appointed by the Company.

If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution.

In the case of any partial redemption of the Notes, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the Luxembourg Stock Exchange or, if the Notes are not then listed on the Luxembourg Stock Exchange, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

Unless the Company defaults in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

(2) The Company may also redeem the Notes, at its option, at any time, in whole but not in part, at a redemption price equal to 100% of the Principal of the outstanding Notes plus accrued interest thereon to the date of redemption, if the Company has or will become obligated to pay Additional Amounts on the Notes as described below as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after July 12, 2002, and such obligation cannot be avoided by the Company’s taking reasonable measures available to it, provided that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such additional interest were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this clause (2), the Company will deliver to the Trustee a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of fads showing that the conditions precedent to the Company’s right to redeem the Notes have occurred, and an opinion of independent counsel of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

Holders shall be given not less than 30 days nor more than 60 days prior notice by the Company of the date fixed for any redemption of the Notes as set forth in clauses (I) or (2) above.

The Company will pay additional amounts (“Additional Amounts”) to the beneficial owner of any Note that is a non-United States Holder in order to ensure that every net payment on such Note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a “net payment” on a Note means a payment by the Company or a paying agent, including payment of Principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These Additional Amounts will constitute additional interest on the Note.

The Company will not be required to pay Additional Amounts, however, for or on account of:

(1) any tax, assessment or other governmental charge that is imposed but for:

(a)

the existence of any present or former connection between such Holder and the United States, including, without limitation, such Holder being or having been a citizen or resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein or

(b)

such Holder’s past or present status as a personal holding company, foreign personal holding company or private foundation or other tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(2) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of a Note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

(4) any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a Note;

(5) any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from a payment on a Note, if such payment can be made without such deduction or withholding by any other paying agent;

(6) any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of a Note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

(7) any tax, assessment or other governmental charge imposed on a Holder of a Note that actually or constructively owns 10 percent or more of the combined voting power of all classes of the Company’s stock or that is a controlled foreign corporation related to the Company through stock ownership;

nor will such Additional Amounts be paid with respect to a payment on a Note to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the Holder of the Note.

As used in this Note, “United States Holder” means any individual who is a citizen or resident of the United States, a corporation organized in or under the laws of the United States and any other person who is subject to the U.S. federal income tax on a net income basis in respect of an investment in the Note.

As used in this Note, “non-United States Holder” means a person who is not a United States person for U.S. federal income tax purposes, and “United States” means the United States of America, including the States and the District of Columbia, its territories, its possessions and other areas within its jurisdiction.

Upon due presentment for registration of transfer of this Note at the office or agency of the Company in the Borough of Manhattan, The City of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the Principal hereof and, subject to the provisions hereof, interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

                                Attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Signature:
Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.